DETOUR GOLD CORPORATION

SHARE OPTION PLAN

Dated for Reference: January 31, 2007

ARTICLE 1
PURPOSE AND INTERPRETATION

Purpose

1.1 The purpose of this stock option plan (the "Plan") will be to advance the interests of Detour Gold Corporation (the "Company") by encouraging equity participation in the Company through the acquisition of common shares ("Common Shares") of the Company. It is the intention of the Company that this Plan will at all times be in compliance with the rules and policies of the Toronto Stock Exchange (or "TSX") (the "TSX Policies") and any inconsistencies between this Plan and the TSX Policies, whether due to inadvertence or changes in TSX Policies, will be resolved in favour of the latter.

Definitions

1.2 In this Plan

Affiliate means a company that is a parent or subsidiary of the Company, or that is controlled by the same entity as the Company;

Associate has the meaning assigned by the Securities Act;

Black Out Period means the period of time when, pursuant to any policies of the Corporation, any Common Shares may not be traded by certain persons as designated by the Corporation, including any holder of an Option;

Board means the board of directors of the Company or any committee thereof duly empowered or authorized to grant options under this Plan;

Change of Control includes situations where after giving effect to the contemplated transaction and as a result of such transaction:

(i) any one Person holds a sufficient number of voting shares of the Company or resulting company to affect materially the control of the Company or resulting company, or,

(ii) any combination of Persons, acting in concert by virtue of an agreement, arrangement, commitment or understanding, hold in total a sufficient number of voting shares of the Company or its successor to affect materially the control of the Company or its successor,

where such Person or combination of Persons did not previously hold a sufficient number of voting shares to affect materially control of the Company or its successor. In the absence of evidence to the contrary, any Person or combination of Persons acting in concert by virtue of an agreement, arrangement, commitment or understanding, holding more than 20% of the voting shares of the Company or its successor is deemed to materially affect the control of the Company or its successor;

Common Shares means common shares without par value in the capital of the Company providing such class is listed on the TSX;

Company means Detour Gold Corporation and includes, unless the context otherwise requires, all of its subsidiaries or affiliates and successors according to law;

Consultant means a Person or Consultant Company, other than an Employee, Officer or Director that:

(i) provides on an ongoing bona fide basis, consulting, technical, managerial or like services to the Company or an Affiliate of the Company, other than services provided in relation to a Distribution;

(ii) provides the services under a written contract between the Company or an Affiliate and the Person or the Consultant Company;

(iii) in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the business and affairs of the Company or an Affiliate of the Company; and

(iv) has a relationship with the Company or an Affiliate that enables the Person or Consultant Company to be knowledgeable about the business and affairs of the Company;

Consultant Company means for a Person consultant, a company or partnership of which the Person is an employee, shareholder or partner;

Directors means the directors of the Company as may be elected from time to time;

Disinterested Shareholder Approval means approval by a majority of the votes cast by all the Company's shareholders at a duly constituted shareholders' meeting, excluding votes attached to shares beneficially owned by Service Providers or their Associates;

Distribution has the meaning assigned by the Securities Act, and generally refers to a distribution of securities by the Company from treasury;

Effective Date for an Option means the date of grant thereof by the Board;

Employee means:

(a) a Person who is considered an employee under the Income Tax Act (i.e. for whom income tax, employment insurance and CPP deductions must be made at source);

(b) a Person who works full-time for the Company or its subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(c) a Person who works for the Company or its subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions need not be made at source;

Exercise Price means the amount payable per Common Share on the exercise of an Option, as determined in accordance with the terms hereof;

Expiry Date means the day on which an Option lapses as specified in the Option Commitment therefor or in accordance with the terms of this Plan;

Insider means:

(i) an insider as defined in the TSX Policies or as defined in securities legislation applicable to the Company;

(ii) an Associate of any person who is an Insider by virtue of clause (i) above;

Investor Relations Activities means generally any activities or communications that can reasonably be seen to be intended to or be primarily intended to promote the merits or awareness of or the purchase or sale of securities of the Company;

Listed Shares means the number of issued and outstanding shares of the Company that have been accepted for listing on the TSX, but excluding dilutive securities not yet converted into Listed Shares;

Management Company Employee means a Person employed by another Person or a corporation providing management services to the Company which are required for the ongoing successful operation of the business enterprise of the Company, but excluding a corporation or Person engaged primarily in Investor Relations Activities;

Market Price means the 5-day volume weighted average trading price of the Common Shares as calculated pursuant to the rules of the TSX Company Manual or in the case of Options granted on or prior to the Company's initial public offering, the initial public offering price;

Officer means a duly appointed senior officer of the Company;

Option means the right to purchase Common Shares granted hereunder to a Service Provider;

Option Commitment means the notice of grant of an Option delivered by the Company hereunder to a Service Provider and substantially in the form of Schedule A hereto;

Optioned Shares means Common Shares that may be issued in the future to a Service Provider upon the exercise of an Option;

Optionee means the recipient of an Option hereunder;

Outstanding Shares means at the relevant time, the number of outstanding Common Shares of the Company from time to time;

Participant means a Service Provider that becomes an Optionee;

Person means a company or an individual;

Plan means this Share Option Plan, the terms of which are set out herein or as may be amended;

Plan Shares means the total number of Common Shares which may be reserved for issuance as Optioned Shares under the Plan as provided in Section 2.2;

Regulatory Approval means the approval of the TSX and any other securities regulatory authority that may have lawful jurisdiction over the Plan and any Options issued hereunder;

Securities Act means the *Securities Act*, R.S.B.C. 1996, c. 418, as amended from time to time;

Service Provider means a Person who is a bona fide Director, Officer, Employee, Management Company Employee or Consultant, and also includes a company, of which 100% of the share capital is beneficially owned by one or more Person Service Providers;

Share Compensation Arrangement means any Option under this Plan but also includes any other stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares to a Service Provider;

Shareholder Approval means approval by a majority of the votes cast by eligible shareholders at a duly constituted shareholders' meeting;

TSX means the Toronto Stock Exchange and any successor thereto; and

TSX Policies means the rules and policies of the TSX as amended from time to time.

ARTICLE 2
SHARE OPTION PLAN

Establishment of Share Option Plan

2.1 There is hereby established a Share Option Plan to recognize contributions made by Service Providers and to create an incentive for their continuing assistance to the Company and its Affiliates.

Maximum Plan Shares

2.2 The maximum aggregate number of Plan Shares that may be reserved for issuance under the Plan at any point in time is 10% of the Outstanding Shares at the time the Plan Shares are reserved for issuance as a result of the grant of an Option, less any Common Shares reserved for issuance under share options granted under Share Compensation Arrangements other than this Plan, unless this Plan is amended pursuant to the requirements of the TSX Policies. The number of Common Shares issuable to Insiders at any time pursuant to this Plan, when combined with all of the Company's other Share Compensation Arrangements, may not exceed 10% of the Outstanding Shares; and the number of Common Shares issued to Insiders within any one year period pursuant to this Plan, when combined with all of the Company's other Share Compensation Arrangements, may not exceed 10% of the Outstanding Shares.

Eligibility

2.3 Options to purchase Common Shares may be granted hereunder to Service Providers from time to time by the Board. Service Providers that are corporate entities will be required to undertake in writing not to effect or permit any transfer of ownership or option of any of its shares, nor issue more of its shares (so as to indirectly transfer the benefits of an Option), as long as such Option remains outstanding, unless the written permission of the TSX and the Company is obtained.

Options Granted Under the Plan

2.4 All Options granted under the Plan will be evidenced by an Option Commitment in the form attached as Schedule A, showing the number of Optioned Shares, the term of the Option, a reference to vesting terms, if any, and the Exercise Price.

2.5 Subject to specific variations approved by the Board, all terms and conditions set out herein will be deemed to be incorporated into and form part of an Option Commitment made hereunder.

Options Not Exercised

2.6 In the event an Option granted under the Plan expires unexercised or is terminated by reason of dismissal of the Optionee for cause or is otherwise lawfully cancelled prior to exercise of the Option, the Optioned Shares that were issuable thereunder will be returned to the Plan and will be eligible for re-issue. For greater certainty options which are

exercised thereupon increase the number available to the Plan by the relevant percentage of outstanding shares as provided hereunder.

Powers of the Board

2.7 The Board will be responsible for the general administration of the Plan and the proper execution of its provisions, the interpretation of the Plan and the determination of all questions arising hereunder. Without limiting the generality of the foregoing, the Board has the power to

(a) allot Common Shares for issuance in connection with the exercise of Options;

(b) grant Options hereunder;

(c) subject to Regulatory Approval and Shareholder Approval in accordance with Section 5.6, amend, suspend, terminate or discontinue the Plan, or revoke or alter any action taken in connection therewith, except that no general amendment or suspension of the Plan will, without the written consent of all Optionees, alter or impair any Option previously granted under the Plan unless as a result of a change in TSX Policies;

(d) delegate all or such portion of its powers hereunder as it may determine to one or more committees of the Board, either indefinitely or for such period of time as it may specify, and thereafter each such committee may exercise the powers and discharge the duties of the Board in respect of the Plan so delegated to the same extent as the Board is hereby authorized so to do; and

(e) in its sole discretion amend this Plan (except for previously granted and outstanding Options) to reduce the benefits that may be granted to Service Providers (before a particular Option is granted) subject to the other terms hereof.

Black Out Periods

2.8 Except if not permitted by the TSX, if any Options may not be exercised due to any Black Out Period at any time within the three (3) business day period prior to the normal Expiry Date (the "Restricted Options"), the Expiry Date of all Restricted Options will be extended for a period of ten (10) business days following the end of the Black Out Period (or such longer period as permitted by the TSX and approved by the Board).

ARTICLE 3
TERMS AND CONDITIONS OF OPTIONS

Exercise Price

3.1 The Exercise Price of an Option will be set by the Board at the time such Option is allocated under the Plan, and cannot be less than the Market Price, calculated on the day before the grant.

Term of Option

3.2 An Option can be exercisable for a maximum of ten (10) years from the Effective Date.

Vesting of Options

3.3 Vesting of Options is at the discretion of the Board, and will generally be subject to:

(a) the Service Provider remaining employed by or continuing to provide services to the Company or any of its subsidiaries and Affiliates as well as, at the discretion of the Board, achieving certain milestones which may be defined by the Board from time to time or receiving a satisfactory performance review by the Company or its subsidiary or affiliate during the vesting period; or

(b) remaining as a Director of the Company or any of its subsidiaries or Affiliates during the vesting period.

Optionee Ceasing to be Director, Employee or Service Provider

3.4 No Option may be exercised after the Service Provider has left the employ/office or has been advised his services are no longer required or his service contract has expired, except as follows:

(a) in the case of the death of an Optionee, any vested Option held by him at the date of death will become exercisable by the Optionee's lawful personal representatives, heirs or executors until the earlier of one year after the date of death of such Optionee and the date of expiration of the term otherwise applicable to such Option;

(b) subject to the other provisions of this Section 3.4, vested Options will expire 90 days after the date the Optionee ceases to be employed by, provide services to, or be a director or officer of, the Company, and all unvested Options will immediately terminate without right to exercise same;

(c) in the case of an Optionee being dismissed from employment or service for cause, such Optionee's Options, whether or not vested at the date of dismissal will immediately terminate without right to exercise same;

(d) in the event of a Change of Control occurring, Options granted to Directors and Officers which are subject to vesting provisions will be deemed to have immediately vested upon the occurrence of the Change of Control; and

(e) in the event of a Director not being nominated for re-election as a Director of the Company, although consenting to act and being under no legal incapacity which would prevent the Director from being a member of the Board, Options granted which are subject to a vesting provision will be deemed to have vested on the date of Meeting upon which the Director is not re-elected.

Non Assignable

3.5 Subject to Subsection 3.4(a), all Options will be exercisable only by the Optionee to whom they are granted and will not be assignable or transferable.

Adjustment of the Number of Optioned Shares

3.6 The number of Common Shares subject to an Option will be subject to adjustment in the events and in the manner following:

(a) in the event of a subdivision of Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a greater number of Common Shares, the Company will thereafter deliver at the time of purchase of Optioned Shares hereunder, in addition to the number of Optioned Shares in respect of which the right to purchase is then being exercised, such additional number of Common Shares as result from the subdivision without an Optionee making any additional payment or giving any other consideration therefor;

(b) in the event of a consolidation of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, into a lesser number of Common Shares, the Company will thereafter deliver and an Optionee will accept, at the time of purchase of Optioned Shares hereunder, in lieu of the number of Optioned Shares in respect of which the right to purchase is then being exercised, the lesser number of Common Shares as result from the consolidation;

(c) in the event of any change of the Common Shares as constituted on the date hereof, at any time while an Option is in effect, the Company will thereafter deliver at the time of purchase of Optioned Shares hereunder the number of shares of the appropriate class resulting from the said change as an Optionee would have been entitled to receive in respect of the number of Common Shares so purchased had the right to purchase been exercised before such change;

(d) in the event of a capital reorganization, reclassification or change of outstanding equity shares (other than a change in the par value thereof) of the Company, a consolidation, merger or amalgamation of the Company with or into any other company or a sale of the property of the Company as or substantially as an entirety at any time while an Option is in effect, an Optionee will thereafter have the right to purchase and receive, in lieu of the Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option, the kind and amount of shares and other securities and property receivable upon such capital reorganization, reclassification, change, consolidation, merger, amalgamation or sale which the holder of a number of Common Shares equal to the number of Optioned Shares immediately theretofore purchasable and receivable upon the exercise of the Option would have received as a result thereof. The subdivision or consolidation of Common Shares at any time outstanding (whether with or without par value) will not be deemed to be a capital reorganization or a reclassification of the capital of the Company for the purposes of this Subsection 3.6(d);

(e) an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this Section are cumulative;

(f) the Company will not be required to issue fractional shares in satisfaction of its obligations hereunder. Any fractional interest in a Common Share that would, except for the provisions of this Subsection 3.6(f), be deliverable upon the exercise of an Option will be cancelled and not be deliverable by the Company; and

(g) if any questions arise at any time with respect to the Exercise Price or number of Optioned Shares deliverable upon exercise of an Option in any of the events set out in this Section 3.6, such questions will be conclusively determined by the Company's auditors, or, if they decline to so act, any other firm of Chartered Accountants, in Vancouver, British Columbia (or in the city of the Company's principal executive office) that the Company may designate and who will have access to all appropriate records and such determination will be binding upon the Company and all Optionees.

ARTICLE 4
COMMITMENT AND EXERCISE PROCEDURES

Option Commitment

4.1 Upon grant of an Option hereunder, an authorized officer of the Company will deliver to the Optionee an Option Commitment detailing the terms of such Options and upon such delivery the Optionee will be subject to the Plan and have the right to purchase the Optioned Shares at the Exercise Price set out therein subject to the terms and conditions hereof.

Manner of Exercise

4.2 An Optionee who wishes to exercise his Option may do so by delivering

(a) a written notice to the Company specifying the number of Optioned Shares being acquired pursuant to the Option; and

(b) cash or a certified cheque payable to the Company for the aggregate Exercise Price for the Optioned Shares being acquired.

Delivery of Certificate and Hold Periods

4.3 As soon as practicable after receipt of the notice of exercise described in Section 4.2 and payment in full for the Optioned Shares being acquired, the Company will direct its transfer agent to issue a certificate to the Optionee for the appropriate number of Optioned Shares. Such certificate issued will bear a legend stipulating any resale restrictions required under applicable securities laws.

4.4 If a Black Out Period is in effect at the time of delivery of the notice referred to in Subsection 4.2(a), then the Optionee will be entitled to deliver the exercise funds referred to in Subsection 4.2 (b) within ten (10) business days following the end of the Black Out Period (or such longer period as permitted by the TSX and approved by the Board) at which time a

share certificate will be delivered to the Optionee against such payment. If such notice is delivered during a Black Out Period, the Option will be deemed to be exercised as of the date of written notice to the Company pursuant to Subsection 4.2(a), the Optionee will be deemed to have acquired the Optioned Shares as of the date of the notice and the Optionee will be obligated to complete the delivery of exercise funds referred to in Subsection 4.2(b) within ten (10) business days following the end of the Black Out Period (or such longer period as permitted by the TSX and approved by the Board).

ARTICLE 5
GENERAL

Employment and Services

5.1 Nothing contained in the Plan will confer upon or imply in favour of any Optionee any right with respect to office, employment or provision of services with the Company, or interfere in any way with the right of the Company to lawfully terminate the Optionee's office, employment or service at any time pursuant to the arrangements pertaining to same. Participation in the Plan by an Optionee will be voluntary.

No Representation or Warranty

5.2 The Company makes no representation or warranty as to the future market value of Common Shares issued in accordance with the provisions of the Plan or to the effect of the *Income Tax Act* (Canada) or any other taxing statute governing the Options or the Common Shares issuable thereunder or the tax consequences to a Service Provider. Compliance with applicable securities laws as to the disclosure and resale obligations of each Participant is the responsibility of such Participant and not the Company.

Interpretation

5.3 The Plan will be governed and construed in accordance with the laws of the Province of British Columbia.

Continuation of the Plan

5.4 This Plan will become effective from and after the date hereof, subject to TSX acceptance, and will remain effective provided that the Plan, or any amended version thereof, receives Shareholder Approval on or before each third annual general meeting of the Company.

Amendment of the Plan

5.5 Subject to (i) the requirements of the TSX Policies, and (ii) the prior receipt of any necessary Regulatory Approval and Shareholder Approval in accordance with Section 5.6, the Board may in its absolute discretion, amend or modify the Plan or any Option granted at any time without the approval of the shareholders of the Company.

Shareholder Approval

5.6 The shareholders of the Company must approve any amendment to the Plan or an Option which

(a) reduces the Exercise Price of an Option held by an Insider;

(b) extends the term of an Option held by an Insider;

(c) permits Common Shares being issuable to Insiders under this Plan, when combined with all of the Company's other Share Compensation Arrangements, to exceed 10% of the Outstanding Shares;

(d) permits Common Shares being issuable to Insiders within any one year period under this Plan, when combined with all of the Company's other Share Compensation Arrangements, to exceed 10% of the Outstanding Shares; or

(e) increases the fixed maximum percentage of Common Shares issuable under the Plan.

None of the amendments referenced in (a), (b), (c) and (d) above will become effective without first obtaining Disinterested Shareholder Approval.

Termination

5.7 The Board reserves the right in its absolute discretion to terminate the Plan with respect to all Plan Shares in respect of Options which have not yet been granted hereunder.

SCHEDULE A

SHARE OPTION PLAN

OPTION COMMITMENT

Notice is hereby given that, effective this ________ day of ______________, 20___ (the "Effective Date") _________________________________ (the "Company") has granted to _________________________________ (the "Service Provider"), an Option to acquire _____________ Common Shares ("Optioned Shares") up to 5:00 p.m., Vancouver Time, on the __________ day of __________________, 20___ (the "Expiry Date") at an Exercise Price of Cdn$____________ per share.

Optioned Shares may be acquired as follows:

___________ In accordance with the vesting provisions set out in Section 3.3 of the Plan

or

___________ As follows:

The grant of the Option evidenced hereby is made subject to the terms and conditions of the Company's Share Option Plan, the terms and conditions of which are hereby incorporated herein.

To exercise your Option, deliver a written notice specifying the number of Optioned Shares you wish to acquire, together with cash or a certified cheque payable to the Company for the aggregate Exercise Price, to the Company. A certificate for the Optioned Shares so acquired will be issued by the transfer agent as soon as practicable thereafter.

DETOUR GOLD CORPORATION

Per: ______________________________

Authorized Signatory